Exhibit 99.1

201 Technology Dr. • Irvine • California • 92618 Tel: 949-450-5400 Fax: 949-450-5300 Email: info@endocare.com Website: www.endocare.com

FOR RELEASE August 10, 2004 at 7:50 AM EDT

Investor Contact:	Media Contact:	For Additional Information:
Matt Clawson	Len Hall	Craig T. Davenport, CEO
Allen & Caron, Inc.	Allen & Caron, Inc.	William J. Nydam, President
949/474-4300	949/474-4300	Endocare, Inc.
matt@allencaron.com	len@allencaron.com	949/450-5400
www.allencaron.com		www.endocare.com

MICHAEL R. RODRIGUEZ NAMED ENDOCARE CFO

IRVINE, CA (August 10, 2004) . . . Endocare, Inc. (ENDO.PK) an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation along with vacuum technologies for erectile dysfunction, today announced that Michael R. Rodriguez, 37, has been named Chief Financial Officer and Senior Vice President, Finance, effective immediately. Rodriguez, who will report directly to Endocare Chairman and CEO Craig T. Davenport, has been a Chief Financial Officer, Vice President and Controller of several public and private companies. He will assume the position previously held by Katherine Greenberg, 52, who has resigned for personal reasons and to take a well-deserved respite from the challenges she helped Endocare resolve over the past 16 months.

     Since early 2004, Rodriguez has served as a consultant to Endocare, assisting the Company in working on a variety of financial and operational projects and more recently, assisting with work regarding Sarbanes-Oxley 404 provisions. In that capacity he reported directly to the Company’s President & Chief Operating Officer William J. Nydam.

     Chairman and CEO of Endocare, Craig T. Davenport, stated, “Michael brings to Endocare vast experience in building and leading strong and efficient organizations in dynamic, complex environments, and we are pleased to have attracted someone of his experience, financial acumen and demonstrated management skills. The fact that he has been a consultant to our Company over the past eights months will assist him in quickly and effectively assuming the responsibilities of our CFO.

     “The Board and I want to thank Kate Greenberg for her many valuable contributions to Endocare,” Davenport added. “Under her leadership of our finance and accounting organizations we have made great strides and gained assurance that the past accounting challenges we have faced are behind us. We all wish her the very best both personally and professionally.”

     Thomas Testman, Chairman of Endocare’s Audit Committee stated, “I was directly involved, along with other Board members, in the evaluation and assessment of Michael Rodriguez’s suitability and fit for the Company. I have known him for several years and consider him an excellent fit for the Chief Financial Officer position at Endocare.”

MORE – MORE – MORE

MICHAEL R. RODRIGUEZ NAMED ENDOCARE CFO
Page 2-2-2

     Rodriguez, a CPA, was Executive Vice President and Chief Financial Officer of Directfit, Inc., a provider of information technology staffing services, from 2000 to 2004. Prior to that he spent a total of 3 years at Tickets.com, Inc. (NASDAQ: TIXX), a fast-growing Internet-based provider of entertainment ticketing services and software and ultimately held the position of Senior Vice President and Chief Financial Officer. From 1995 to 1997, Rodriguez was Corporate Controller and Director of Finance at EDiX Corporation, a medical informatics company. He began his career at Arthur Andersen, LLP and was with that firm from 1989 to 1993. Rodriguez earned an MBA from Stanford University and a BS in Accounting from the University of Southern California.

     Rodriguez commented, “The issues and challenges faced by the Company over the past year have been monumental; however, the Company’s operational resilience and the growing acceptance of its cryoabalation therapy have been most remarkable in the face of these challenges. Endocare’s employees have demonstrated the strength of their character and depth of their resolve to earn back the trust and respect of its investors and other stakeholders, and my principal goal in the near term is to amplify those efforts and continually strive for improvement.”

About Endocare

Endocare, Inc.—www.endocare.com— is an innovative medical device company focused on the development of minimally invasive technologies for tissue and tumor ablation. Endocare has initially concentrated on developing devices for the treatment of prostate cancer and believes that its proprietary technologies have broad applications across a number of markets, including the ablation of tumors in the kidney, lung, liver and bone.

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to: negative results in pending litigation; uncertainty relating to ongoing investigations by governmental agencies; changes in and/or attrition to the Company’s senior management; limited operating history of the Company with a history of losses; uncertainty regarding market acceptance of the Company’s products; uncertainty of product development and the associated risks related to clinical trials; the Company’s ability to integrate acquisitions; uncertainty relating to third party reimbursement; ability to convince health care professionals and third party payers of the medical and economic benefits of the Company’s products; difficulty in managing growth; the Company’s limited sales, marketing and manufacturing experience; ability to attract and retain key personnel; ability to secure and protect intellectual property rights relating to the Company’s technology; the rapid pace of technological change in the Company’s industry; fluctuations in the Company’s order levels; uncertainty regarding the timing of filing of the Company’s periodic reports; and the Company’s successful relisting on NASDAQ. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise, or update publicly, any forward-looking statements for any reason.

# # # #